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Exhibit 10.8

Mr. Keith Reidy                                                 19 May 2002
Metron Technology
770 Lucerne Drive
Sunnyvale, CA 94086

Dear Keith,

As we have been discussing, please find listed below our agreement for the termination of our distribution agreement with Metron Technology for SouthEast Asia and PRC. If you agree to the below listed terms, please counter sign your acceptance.

Specifically:

  1.
  August Technology and Metron Technology to immediately terminate their International Distributor Agreement for Singapore, Thailand, Philippines, Malaysia, Hong Kong and mainland China ("PRC"). August Technology to immediately assume all service support to the existing installed base of tools.

  2.
  August Technology to pay Metron Technology a $478,000 termination fee. Such termination fee will be offset against the open A/R balance that Metron has with August and all subsequent balances shall be paid by 7/10/02.

  3.
  August Technology takes ownership of the Metron NSX, FOB Singapore.

  4.
  All issues surrounding the Taiwan distributor relationship (outstanding commissions, sales coverage, etc) are eliminated.

  5.
  August Technology to provide technical/service support to Metron to allow Metron to realize final payments from any outstanding installation, either in SE Asia, PRC or Taiwan.

  6.
  August Technology to re-purchase all spare parts at Metron's cost, including freight and duty. The list of spares to be re-purchased by August shall by submitted by 7/10/02 to August.

  7.
  August Technology to continue to utilize Metron Technology for distribution in South Korea, as outlined in the International Distributor Agreement, with the amendment to paragraph 15.2 modifying the termination notice period from one (1) year to ninety (90) days.

Keith, if you agree to the above items, please indicate your acceptance by signing and returning this letter to me via fax at 952-820-0060.

We look forward to resolving this issue so that we can focus on the Korean market with your team to the mutual benefit of both parties.

Best respects,

Mayson Brooks
VP, Worldwide Sales & Field Operations
August Technology

Agreed to:

Keith Reidy VP, Marketing	Date

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  Exhibit 10.8